CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered into as of January 1, 2007 between IElement Corporation, a Nevada corporation (the “Company”) and Kramerica Capital Corporation (“Consultant”).

RECITAL

The Company and Consultant desire to enter into this Agreement to insure the Company of the services of Consultant, to provide for compensation and other benefits to be paid and provided by the Company to Consultant in connection therewith, and to set forth the rights and duties of the parties in connection therewith;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

1.  Services.

a. The Company hereby hires Consultant to consult with the Board of Directors, Chairman and Chief Executive Officer, and Consultant hereby accepts such retention, on the terms and conditions set forth herein. During the term of this Agreement, Consultant shall devote its entire business time and all reasonable efforts to the Consulting and shall perform diligently such duties as are customarily performed by a high level executive consultant for companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the Board of Directors of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by Consultant, Consultant shall report to the Board of Directors.

b. Relationship. It is the intent and purpose of the parties hereto that the relationship of the Contractor to the Company shall be that of an independent contractor. The Contractor has sole and exclusive control over its business, independent of the Company.

2.  Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on January 1, 2007 and shall terminate on the earlier of: (i) December 31, 2011 or (ii) the termination of Consultant’s Consulting in accordance with the provisions of Paragraph 6 below; provided, however, that the term of this Agreement shall automatically renew for successive one year terms, unless Consultant or the Company gives written notice to the other, not less than ninety (90) days prior to December 31, 2011 or the expiration of any such one-year term, of their election not to so extend the term of this Agreement (the “Consulting Period”).

3.  Compensation.

a.  Base Fee. For all services Consultant may render to the Company during the term of this Agreement, the Company shall pay to Consultant the annual base fee of $264,000 in regular monthly installments of $22,000 per month.

b.  Bonuses.

i.  Performance Bonus. As additional consideration for Consultant's services to the Company hereunder, the Company shall pay Consultant a bonus (the "Performance Bonus"), based upon the Company's performance during the Consulting Term, in the form of cash and options to purchase shares of the Company's Common Stock. In particular, Consultant shall be entitled to a one million dollar ($1,000,000) bonus upon the Company achieving a twelve million dollars ($12,000,000) gross annualized ($1 million in monthly) revenue benchmark. Consultant shall be entitled to a two million dollar ($2,000,000) bonus upon the Company achieving a twenty two million dollars ($22,000,000) gross annualized ($1,833,333 in monthly) revenue benchmark. Consultant shall be entitled to a three million dollar ($3,000,000) bonus upon the Company achieving a thirty million dollars ($30,000,000) gross annualized ($2,500,000 in monthly) revenue benchmark. Following the Company achieving the $30,000,000 gross annualized ($2,500,000 in monthly) revenue benchmark, Consultant and the Company shall determine additional future benchmarks for additional Performance Bonus payments. The bonus shall be deemed earned and shall be payable upon issuance of the Company’s audited annual financial statements reflecting gross annualized revenue benchmarks of the specified amount (i.e. $1,000,000; $1,833,333 and $2,500,000). The Performance Bonus is cumulative (i.e. total Performance Bonus based on revenue benchmarks is $6,000,000 upon achieving $30,000,000 in gross revenue, (or $2,500,000 in monthly revenue) even if such revenue benchmark is achieved in the first year of this Agreement). The Performance Bonus, if earned, shall be paid in the form of cash and options to purchase shares of the Company's Common Stock valued at an exercise price equal to the average of the closing market price of the shares of the Company's Common Stock for the thirty (30) days prior to the end of the applicable fiscal year. Moreover, no more than 20% of the Performance Bonus shall be paid in cash, which cash payment may be in the form of a secured promissory note. In the event that payment is made via a secured promissory note, such note shall have convertible features, be on commercially reasonable terms, shall not exceed a payout of sixty (60) months and shall be adequately secured.

Any options issued in respect of the Performance Bonus shall be subject to the terms and provisions of the Company's 2006 Stock Plan, if no shares are available under such Plan, then any subsequently enacted stock option plan, as applicable. Should there not be sufficient options available or usable under said Stock Option Plans, the Company will use its best efforts to cause a new stock option plan to be adopted which will cover the options subject to the Performance Bonus.

Provided however, and notwithstanding the provisions of this Section 3(b), Consultant may determine, at Consultant’s sole discretion, to defer the payment of any bonus compensation. In the event that Consultant determines to defer such payment, the Company and Consultant shall enter into an appropriate deferred payment agreement, which agreement shall be prepared at the Company’s sole expense.

c.  Business Expenses. Upon delivery of proper documentation therefore Consultant shall be reimbursed for all reasonable travel, hotel and business expenses when incurred on Company business during the term of this Agreement.

4.  Consultant Stock Awards Plan. During the term of this Agreement, Consultant shall participate in any Consultant stock award plan the Company’s may adopt.

5.  Payment in the Event of Death or Disability.

a.  In the event of Consultant’s death or Disability during the term of this Agreement, for a period equal to the lesser of (i) twelve (12) months following the date of such death or Disability or (ii) the balance of the term that would have remained hereunder at such date had Consultant’s death or disability not occurred, the Company shall continue to pay to Consultant (or its estate) Consultant’s then effective per annum rate of fees, as determined under Paragraph 3(a), and provide to Consultant (or to its family members covered under its family medical coverage) the same family medical coverage as provided to Consultant on the date of such death or Disability.

b.  Except as otherwise provided in Paragraph 6(a), in the event of Consultant’s death or Disability Consultant’s Consulting hereunder shall terminate and Consultant shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to any unpaid fees, bonus, or benefits accrued and earned by him up to and including the date of such death or Disability.

c.  For purposes of this Agreement, Consultant’s Disability shall be deemed to have occurred after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred fifty (150) or ninety (90) days, as the case may be, Consultant, by reason of its physical or mental disability or illness, shall have been unable to discharge its duties hereunder. The date of Disability shall be such one hundred fiftieth (150th) or ninetieth (90th) day, as the case may be. If the Company or Consultant, after receipt of notice of Consultant’s Disability from the other, dispute that Consultant’s Disability shall have occurred, Consultant shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Florida selected by the Company and, unless such physician shall issue its written statement to the effect that in its or her opinion, based on its or her diagnosis, Consultant is capable of resuming its Consulting and devoting its full time and energy to discharging its duties within thirty (30) days after the date of such statement, such Disability shall be deemed to have occurred.

d.  The payments to be made by the Company to Consultant hereunder shall be offset and reduced by the amount of any insurance proceeds (on a tax-effected basis) paid to Consultant (or its estate) from insurance policies obtained by the Company other than insurance policies provided under Company-wide benefit and welfare plans.

6.  Termination.

a.  The Consulting of Consultant under this Agreement:

i.  shall be terminated automatically upon the death or Disability of Consultant;
ii.  may be terminated for Cause, as herein defined, at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

iii.  may be terminated at any time by the Company without Cause with ninety (90) days advance notice to Consultant;

iv.  may be terminated at any time by Consultant if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Consultant, provided that Consultant has given notice of such breach within ninety (90) days after it has knowledge thereof and the Company did not have Cause to terminate Consultant at the time such breach occurred.

b.  Consultant’s contract with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Consultant after such date.

7.  Certain Termination Payments.

If Consultant’s contract with the Company is terminated by the Company without Cause or by Consultant pursuant to Paragraph 6(a)(iv), the Company shall (i) pay Consultant on or before the thirtieth day after the Date of Termination an amount equal to the per annum rate of fees then in effect under Paragraph 3(a) and (ii) for remainder of the term of the Agreement had it not been terminated, and (iii) pay Consultant on or before the thirtieth day after the Date of Termination an amount equal to the maximum Performance Bonus that could have been earned by Consultant (i.e. $6,000,000) had it remained employed hereunder for the remainder of the term of this Agreement. In addition, all debt, loans and notes due and owing to Consultant are to be paid in full by Company upon termination.

8.  Definitions.

a.  “Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.

b.  “Cause” means:

i.  Consultant’s conviction of, or plea of “no contest” to, a felony;

ii.  Consultant’s willfully engaging in an act or series of acts of willful and gross misconduct that result in demonstrable and material injury to the Company. In no case can the exercise of Consultant’s business judgment, whether in agreement with the Board of Directors or otherwise, be considered cause; or

9.  Certain Covenants

a.  Noncompete and Nonsolicitation. Consultant acknowledges the Company’s reliance on and expectation of Consultant’s continued commitment to performance of its duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for one (1) year after termination of this Agreement under Paragraph 6 hereof, other than termination by the Company without Cause, Consultant shall not, directly or indirectly, do or suffer any of the following:

i.  Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

ii.  Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or

iii.  Induce any person who is a customer of the Company to terminate said relationship.

b.  Nondisclosure; Return of Materials. During the term of this Agreement with the Company and following termination of such Agreement, Consultant will not disclose (except as required by its duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Consultant becomes informed or aware during this Agreement, whether or not developed by Consultant. In the event of the termination of this Agreement or the expiration of this Agreement, Consultant will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to its Consulting with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

c.  Consultant expressly agrees and understands that the remedy at law for any breach by of this Paragraph 9 may be inadequate and that the damages flowing from such breach are not easily measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Consultant’s violation of any provision of this Paragraph 9, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Consultant pursuant to this Agreement. Nothing in this Paragraph 9 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Consultant of any of the provisions of this Paragraph 9 that may be pursued by the Company.

d.  If Consultant shall violate any legally enforceable provision of this Paragraph 9 as to which there is a specific time period during which it is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

e.  Consultant has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon the Company under this Paragraph 9, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Consultant, would not operate as a bar to Consultant’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Consultant.

10.  Tax Liability. The Contractor agrees as an independent contractor to be solely responsible for all taxes and other costs and expenses attributable to the compensation payable to and services provided by the Contractor hereunder, and has taken any and all action to comply with all applicable federal, state, and local laws, pertaining to the same. The Contractor agrees to indemnify and hold the Company harmless from any claims arising from any taxing authority. The Contractor acknowledges and agrees that the Contractor is not entitled to workers compensation insurance benefits or unemployment compensation insurance benefits from the Company. Further, the Contractor is obligated to pay federal, state, and local income tax, if any, on any amounts paid to the Contractor pursuant to this Agreement.

11.  No Conflicting Agreements. Consultant represents and warrants that it is not a party to any agreement, contract or understanding, whether a Consulting contract or otherwise, that would restrict or prohibit him from undertaking or performing Consulting in accordance with the terms and conditions of this Agreement.

12.  Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

13.  Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Consultant under this Agreement shall inure to the benefit of, and shall be binding upon, Consultant and its heirs, personal and legal representatives, executors, successors and administrators. The Company may assign this Agreement to a purchaser (or an affiliate of a purchaser) of all or substantially all the assets of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to its assets as aforesaid that becomes bound by all the terms and provisions of this Agreement. If the Consultant should die while any amounts are still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Consultant’s devisee, legatee, or other designee or, if there be no such designee, to the Consultant’s estate.

14.  Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to IElement Corporation, Attention: Corporate Secretary and (ii) if to the Consultant, to its address as reflected on the payroll records of the Company or Subsidiary, or to such other address as either party shall request by notice to the other in accordance with this provision.

15.  Consent to Jurisdiction. Consultant and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the Texas court(s) for the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts.

16.  Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right it or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that it or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph 16.

17.  Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

18.  Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties. This Agreement may not be modified or terminated orally. All obligations and liabilities of each party hereto in favor of the other party hereto relating to matters arising prior to the date hereof have been fully satisfied, paid and discharge. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

19.  Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Texas.

20.  Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

21.  Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above

IElement Corporation:

By: /s/Lance Stovall
Name: Lance Stovall
Title: COO

Kramerica Capital Corporation

By: /s/Ivan Zweig
Name: Ivan Zweig
Title: CEO